United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PRO-PHARMACEUTICALS, INC.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRO-PHARMACEUTICALS, INC.

7 WELLS AVENUE

NEWTON, MASSACHUSETTS 02459

April 23, 2007

Dear Stockholder:

I invite you to the 2007 Annual Meeting of Stockholders of Pro-Pharmaceuticals, Inc. The meeting will be held at 2:00 p.m. on Thursday, May 24, 2007, at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts.

On the pages following this letter, you will find the Notice of our 2007 Annual Meeting of Stockholders and the Proxy Statement that describe the matters to be considered at the Annual Meeting. We have also enclosed your proxy card and our Annual Report on Form 10-K for the year ended December 31, 2006. You will find voting instructions on the enclosed proxy card. If your shares are held in “street name” (that is, held for your account by a broker or other nominee), you will receive instructions from the holder of record that you must follow for your shares to be voted.

The Annual Meeting is an excellent opportunity to learn more about Pro-Pharmaceuticals’ business and operations, and we hope you will be able to attend.

Thank you for your ongoing support and continued interest in Pro-Pharmaceuticals.

Sincerely yours,

/S/ DAVID PLATT
David Platt, Ph.D. President and Chief Executive Officer

PRO-PHARMACEUTICALS, INC.

7 WELLS AVENUE

NEWTON, MASSACHUSETTS 02459

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:

Thursday, May 24, 2007 at 2:00 p.m., local time

PLACE:

Sheraton Needham Hotel

100 Cabot Street

Needham, Massachusetts 02494

ITEMS OF BUSINESS:

•	To consider and act upon a proposal to elect eight members of the Board of Directors to one-year terms.

•	To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to audit the financial statements for our 2007 fiscal year.

•	To consider and act upon one stockholder proposal, if presented at the meeting.

•	To transact such other business as may properly come before the Annual Meeting.

RECORD DATE:

You are entitled to vote if you were a stockholder of record at the close of business on April 12, 2007.

By Order of the Board of Directors

/S/ DAVID PLATT
April 23, 2007 Newton, Massachusetts	David Platt, Ph.D. President and Chief Executive Officer

PRO-PHARMACEUTICALS, INC.

7 WELLS AVENUE

NEWTON, MASSACHUSETTS 02459

April 23, 2007

PROXY STATEMENT

FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

May 24, 2007, 2:00 p.m. local time,

Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts

This Proxy Statement is being provided to you by the Board of Directors of Pro-Pharmaceuticals, Inc. in connection with our 2007 Annual Meeting of Stockholders. The Annual Meeting will be held at 2:00 p.m. on Thursday, May 24, 2007 at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts 02494, for the purposes set forth in the accompanying Notice of Annual Meeting. We intend to mail this Proxy Statement and the accompanying Notice of Annual Meeting on or about April 25, 2007, to all stockholders entitled to vote at the Annual Meeting.

PURPOSE OF MEETING

At the Annual Meeting the stockholders will consider and act upon proposals (1) to elect eight directors to one-year terms, (2) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for our 2007 fiscal year, (3) to consider a stockholder proposal, if presented at the meeting, and (4) to consider such other business as may properly come before the meeting.

The Board of Directors knows of no other business to be presented for consideration at the Annual Meeting. Each proposal is described in more detail in this Proxy Statement.

INFORMATION ABOUT PROXIES AND VOTING

Proxies

We urge you to sign the enclosed proxy card and return it promptly in the return envelope by following the instructions on the proxy card (both enclosed with these materials). Proxies will be voted as directed. Any proxy card returned without directions given will be voted “FOR” the election of directors and the ratification of the appointment of Deloitte & Touche LLP, “AGAINST” the stockholder proposal, if presented at the meeting, and, as to any other business that may come before the Annual Meeting, in accordance with the judgment of the person or persons named in the proxy. You may revoke your proxy at any time before the Annual Meeting by sending a notice of revocation to Pro-Pharmaceuticals, Inc. at 7 Wells Avenue, Newton, Massachusetts 02459, Attention: Vice President, Investor Relations. You may also revoke it by submitting a more recently dated proxy to us before the Annual Meeting, or by attending the meeting and voting in person.

Solicitation of Proxies

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors. We pay all costs to solicit these proxies. Our officers, directors and employees may solicit proxies, but will not be additionally compensated for such activities. We are also working with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such institutions and persons. We will reimburse their reasonable expenses.

Stockholders Entitled to Vote

Only holders of record of our common stock at the close of business on April 12, 2007 will be entitled to notice of the Annual Meeting and to vote at the meeting. At the close of business on April 12, 2007, 40,364,792 shares of our common stock were outstanding and entitled to vote. Each holder of record of common stock on April 12, 2007 is entitled to one vote for each share held on all matters to be voted on at the Annual Meeting. There is no cumulative voting for the common stock.

Establishing a Quorum

Holders of at least one third of the shares of our issued and outstanding common stock must be present or represented at the Annual Meeting to have a quorum for conducting business. Shares as to which a broker indicates that it has no discretion to vote and which are not voted, known as “broker non-votes,” will be considered present at the Annual Meeting for purposes of determining the presence of a quorum, but such shares have no effect on the approval of the proposals described in this Proxy Statement. Proxies marked as abstaining on any matter to be acted on by the stockholders will be treated as present at the Annual Meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Votes Required

Directors will be elected by a plurality of the votes of the stockholders cast at the Annual Meeting. A majority of the shares of stockholders present in person or by proxy and voted in favor is required for each of the other matters to be considered at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of the votes on these matters.

OWNERSHIP OF PRO-PHARMACEUTICALS, INC. COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of our common stock, as of April 12, 2007, by (1) each stockholder known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (2) each of the executive officers whose names appear in the summary compensation table, (3) each current director and nominee for director, and (4) our executive officers and directors as a group.

Name and Address(1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class(2)
Officers and Directors:
David Platt, Ph.D. (3)	4,559,847	11.3%
Mildred S. Christian, Ph.D. (5)	155,708	*
Dale H. Conaway, D.V.M. (6)	74,806	*
Henry J. Esber, Ph.D. (7)	27,500	*
S. Colin Neill	—	*
Steven Prelack (7)	26,000	*
Jerald K. Rome (9)	200,844	*
James T. Gourzis M.D., Ph.D.	—	*
Maureen E. Foley (10)	841,667	2.0
Anatole Klyosov, Ph.D. (8)	1,066,934	2.6
Carl L. Lueders (7)	116,667	*
Eliezer Zomer, Ph.D. (7)	611,667	1.5
All executive officers and directors as a group (12 persons)	7,681,640	18.2%
Stockholders holding 5% or more of our outstanding common shares:
James C. Czirr (4)	4,626,668	11.5%

*	Less than 1%.

(1)	The address of each of the persons listed is c/o Pro-Pharmaceuticals, Inc., 7 Wells Avenue, Newton, MA 02459 except Mr. Czirr whose address is 425 Janish Drive, Sandpoint, ID 83864.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 12, 2007, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(3)	Includes 7,379 shares owned by Dr. Platt’s wife as to which Dr. Platt disclaims beneficial ownership and 25,000 issuable upon the exercise of options.
(4)	Includes 66,400 shares owned by children of Mr. Czirr as to which Mr. Czirr disclaims beneficial ownership.
(5)	Includes 102,854 shares issuable upon the exercise of stock options.
(6)	Includes 52,000 shares issuable upon the exercise of stock options.
(7)	Represents shares issuable upon the exercise of stock options.
(8)	Includes 16,667 shares issuable upon the exercise of stock options.
(9)	Includes 41,500 shares issuable upon the exercise of stock options.
(10)	Includes 836,667 shares issuable upon the exercise of stock options.

We are not aware of any arrangements that may result in “changes in control” as that term is used in Item 403(c) of Regulation S-K.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee of our Board of Directors has nominated seven members of our current Board of Directors to be re-elected and one new member (S. Colin Neill) to be elected, at the Annual Meeting to serve one-year terms until the 2008 annual meeting of stockholders and until their respective successors are elected and shall qualify. Each nominee has agreed to serve if elected. Votes that are withheld will be counted in determining the presence of a quorum, but will have no effect on the vote. Set forth below is information regarding the nominees, as of April 12, 2007, including their ages, positions with Pro-Pharmaceuticals, recent employment and other directorships.

The Board of Directors recommends a vote FOR the election to the Board of each of the following nominees:

Name	Age as of 3/22/07	Position
David Platt, Ph.D.	53	President, Chief Executive Officer, and Chairman
Mildred S. Christian, Ph.D.	64	Director
Dale H. Conaway, D.V.M.	52	Director
Henry J. Esber, Ph.D.	69	Director
James T. Gourzis, M.D., Ph.D.	78	Director
S. Colin Neill	60	Nominee
Steven Prelack	49	Director
Jerald K. Rome	72	Director

Dr. Platt is the President, Chief Executive Officer, and Chairman of the Board of Directors. Dr. Platt is a co-founder of our Company and co-developer of our core technology. From March 1995 through May 2000, Dr. Platt was founder, CEO, and chairman of the Board of Directors of SafeScience Inc. subsequently known as GlycoGenesys, Inc. From 1992 to 1995, Dr. Platt was the CEO and chairman of the Board of Directors of International Gene Group, Inc. a company that he founded, took public in 1995, and is the predecessor company to SafeScience. Dr. Platt received a Ph.D. in chemistry in 1988 from The Hebrew University in Jerusalem. In 1989, Dr. Platt was a research fellow at the Weizmann Institute of Science, Rehovot, Israel, and from 1989 to 1991, was a research fellow at the Michigan Cancer Foundation (re-named Barbara Ann Karmanos Cancer Institute). From 1991 to 1992, Dr. Platt was a research scientist with the Department of Internal Medicine at the University of Michigan. Dr. Platt has published peer-reviewed articles and holds many patents, primarily in the field of carbohydrate chemistry.

Dr. Christian has served as a member of the Board of Directors since October 2002. Dr. Christian is president and CEO of Argus International, Inc., a provider of consulting services in regulatory affairs, and Chairman and CEO of Argus Health Products, LLC, which develops and internationally distributes preventive and maintenance healthcare products for healthcare professionals and the over-the-counter market. Until 2002, Dr. Christian was Executive Director, Science and Compliance, of Charles River Laboratories and Primedica Corporation. Before founding Argus Research Laboratories in 1979 and Argus International in 1980, Dr. Christian spent 14 years in drug development at McNeil Laboratories, a division of Johnson & Johnson Corporation. She has participated at all levels in the performance, evaluation, and submission in more than 1,800 pre-clinical studies, from protocol to final report. Dr. Christian is a member of several professional organizations, including service as Councilor of the European Teratology Society and Secretary/Treasurer of the Academy of Toxicological Sciences, and was past president of the Teratology Society, the American College of Toxicology, and the Academy of Toxicological Sciences. Dr. Christian is an honorary member of the Society of Quality Assurance and founding editor of the International Journal of Toxicological Sciences. She has edited or contributed to several major textbooks and is the author of more than 120 papers and abstracts published in U.S. and international journals. Dr. Christian earned her Ph.D. from Thomas Jefferson University in developmental anatomy and pharmacology.

Dr. Conaway has served as a member of the Board of Directors since May 2001. From 2001 to 2006, Dr. Conaway was the Deputy Regional Director (Southern Region). From 2007 to present, Dr. Conaway has been Chief Veterinary Medical Officer for the Office of Research Oversight, an office within the Veterans Health Administration under the U.S. Department of Veterans Affairs. From 1998 to 2001, Dr. Conaway served as Manager of the Equine Drug Testing and Animal Disease Surveillance Laboratories for the Michigan Department of Agriculture. From 1994 to 1998, he was Regulatory Affairs Manager for the Michigan Department of Public Health Vaccine Production Division. Dr. Conaway received a D.V.M. degree from Tuskegee Institute and an M.S. degree in pathology from the College of Veterinary Medicine at Michigan State University.

Dr. Esber has served as a director since April 2006. From 2005 to present, Dr. Esber has been a Principal in Esber D&D consulting. From 2003 to 2005, Dr. Esber was a Senior Consultant, Business Development at Charles River Labs, Discovery and Development Services. From 2005 to 2006, Dr. Esber was a consultant and from 2006, he was Senior Vice President and Chief Business Officer for Bio-Quant. Dr. Esber is the co-founder of BioSignature Diagnostics, Inc. and Advanced Drug Delivery, Inc. He also serves on the Scientific Advisory Boards of several biotechnology companies and is the author of more than 130 technical publications. Dr. Esber has more than 25 years of experience in the areas of oncology/tumor immunology and immunotherapy as well as strong knowledge in the field of toxicology and regulatory affairs. Dr. Esber received a B.S. degree in biology/pre-med from the College of William and Mary, an M.S. degree in public health and parasitology from the University of North Carolina, and a Ph.D. in immunology/microbiology from West Virginia University Medical Center.

Dr. Gourzis has served as a director since December 2006. Dr. Gourzis has extensive experience in formulating scientific and regulatory strategy and heading clinical development teams for pharmaceutical and biotechnology products, small molecules and biologics. Therapeutic area experience includes: oncology, cardiovascular, virology, immunology, central nervous system, allergy, anti-inflammatory, infectious disease, pain management and gastrointestinal disease. Dr. Gourzis is Principal, MEDRAND Associates from 2002 to present, providing consulting services with respect to scientific, strategic and regulatory considerations associated with the development of drugs and biologics. Previously, Dr. Gourzis held senior executive positions with bio-pharmaceutical companies: Senior Medical Director, PAREXEL International Corporation; Vice President Medical Affairs, Gensia Sicor (Teva) Pharmaceuticals; Chief Operating Officer, Hill Top Pharmatest; Administrative Director, Group Health Associates; Executive Director Medical Research, Merrell-National Laboratories; and Senior Director Clinical Research, Schering Corporation. Dr. Gourzis received an A.B. degree in biology from Harvard University, an A.M. degree in pharmacology from Boston University and an M.D., Ph.D. in pharmacology/medicine from the University of Manitoba.

Mr. Prelack has served as a director since April 2003. Since 2001, he has served as Senior Vice President, Chief Financial Officer and Treasurer of VelQuest Corporation, a provider of automated compliance management solutions for the pharmaceutical industry. In this capacity, Mr. Prelack oversees business development, financial, administrative and other functions, and is responsible for VelQuest’s transition from a development-stage company to an operating company. From 1996 to 2000, he was Senior Vice President, Chief Financial Officer and Treasurer of LifeMetrix, Inc., a leading provider of cancer disease management services, as well as disease management technology, data and clinical trial product lines and related technology-based services. As co-founder of LifeMetrix, Mr. Prelack was responsible for all stages of its development, including initial seed capital funding, execution of its strategic business plan, and sale of the company. Mr. Prelack is a director of Codeco Corporation, a designer and manufacturer of custom resisters and switches, and of Sight Code, Inc., which specializes in OPM, a systems design and architecture platform. Mr. Prelack, a Certified Public Accountant, received a B.B.A. degree from the University of Massachusetts at Amherst in 1979.

Mr. Rome has served as a director since March 2004. He has been a private investor from 1996 to the present. Previously, Mr. Rome founded Amberline Pharmaceutical Care Corp., a marketer of non-prescription pharmaceuticals, in 1993 and served as its President from 1993 to 1996. From 1980 to 1990, he served as

Chairman, President and Chief Executive Officer of Moore Medical Corp., a national distributor of branded pharmaceuticals and manufacturer and distributor of generic pharmaceuticals, and was previously Executive Vice President of the H.L. Moore Drug Exchange, a division of Parkway Distributors and predecessor of Moore Medical Corp. Mr. Rome received a B.S. degree in pharmaceutical sciences from the University of Connecticut.

Mr. Neill has been nominated to become a director for 2007. He became Senior Vice President, Chief Financial Officer, Secretary, and Treasurer of Pharmos Corp. (Nasdaq: PARS) in October 2006. From September 2003 to October 2006, Mr. Neill served as Chief Financial Officer, Treasurer and Secretary of Axonyx Inc., a biopharmaceutical company that develops products and technologies to treat Alzheimer’s disease and other central nervous system disorders, where he played an integral role in the merger between Axonyx and TorreyPines Therapeutics Inc., a privately- held biopharmaceutical company. Mr. Neill served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of ClinTrials Research Inc., a $100 million publicly traded global contract research organization in the drug development business, from 1998 to its successful sale in 2001. Following that sale from April 2001 to September 2003 Mr. Neill served as an independent consultant assisting small start-up and development stage companies in raising capital. Earlier experience was gained as Vice President Finance and Chief Financial Officer of BTR Inc., a $3.5 billion US subsidiary of BTR plc, a British diversified manufacturing company, and Vice President Financial Services of The BOC Group Inc., a $2.5 billion British owned industrial gas company with substantial operations in the health care field. Mr. Neill served four years with American Express Travel Related Services, first as chief internal auditor for worldwide operations and then as head of business planning and financial analysis. Mr. Neill began his career in public accounting with Arthur Andersen LLP in Ireland and later with Price Waterhouse LLP as a senior manager in New York City. He also served with Price Waterhouse for two years in Paris, France. Mr. Neill graduated from Trinity College, Dublin with a first class honors degree in Business/Economics and he holds a masters degree in Accounting and Finance from the London School of Economics. He is a Certified Public Accountant in New York State and a Chartered Accountant in Ireland. Mr. Neill serves on the board of OXIS International, Inc. (OXIS:BB).

None of the directors or executive officers specified above share any familial relationship.

Board of Directors Meetings and Committees of the Board

During the year ended December 31, 2006, our Board of Directors held eleven meetings. During 2006, the Board had three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. Our Board of Directors has determined that, other than Dr. Platt, all of the directors are “independent” within the meaning of American Stock Exchange listing standards. As required by the stock exchange rules, we held at least one meeting of the Board attended only by the independent (non-management) directors. During 2006, there were no directors who attended fewer than 75% of the combined total number of meetings of the Board and committee(s) on which he or she serves. Each of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee has a charter, a copy of which is available in the “About the Company” section of our website at www.pro-pharmaceuticals.com.

Compensation Committee

The Compensation Committee, whose members are Mildred Christian (chair) and Henry Esber, met five times during 2006. The Committee is responsible for reviewing and recommending compensation policies and programs, as well as salary and benefit levels for our executive officers and other significant employees. Its specific responsibilities include supervising and overseeing the administration of our incentive compensation and stock programs and, as such, the Committee is responsible for administration of grants and awards to directors, officers, employees, consultants and advisors under Pro-Pharmaceuticals’ 2001 Stock Incentive Plan, and the 2003 Non-employee Director Stock Incentive Plan. The Compensation Discussion and Analysis recommended by the Committee to be included in this proxy statement begins on page 8.

Audit Committee

The Audit Committee, whose members are Steven Prelack (chair), Dale Conaway and Jerald Rome, met four times during 2006. Its chair met informally from time to time with our management and representatives of our independent registered public accounting firm. The Audit Committee is responsible for oversight of the quality and integrity of the accounting, auditing and reporting practices of Pro-Pharmaceuticals. More specifically, it assists the Board of Directors in fulfilling its oversight responsibilities relating to (i) the quality and integrity of our financial statements, reports and related information provided to stockholders, regulators and others, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of our independent registered public accounting firm, (iv) the internal control over financial reporting that management and the Board have established, and (v) the audit, accounting and financial reporting processes generally. The Committee is also responsible for review and approval of related-party transactions. The Board has determined that Mr. Prelack is an “audit committee financial expert” within the meaning of SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, whose members are Jerald Rome (chair), Dale Conaway and Mildred Christian, met three times during 2006. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, and to recommend to the Board candidates for election or re-election as directors, and for reviewing our governance policies in light of the corporate governance rules of the American Stock Exchange and the Securities and Exchange Commission. Under its charter, the Nominating and Corporate Governance Committee is required to establish and recommend criteria for service as a director, including matters relating to professional skills and experience, board composition, potential conflicts of interest and manner of consideration of individuals proposed by management or stockholders for nomination. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; extensive knowledge, experience and judgment; the highest integrity; loyalty to the interests of Pro-Pharmaceuticals and its stockholders; a willingness to devote the extensive time necessary to fulfill a director’s duties; the ability to contribute to the diversity of perspectives present in board deliberations; and an appreciation of the role of the corporation in society. The Committee will consider candidates meeting these criteria who are suggested by directors, management, stockholders and other advisers hired to identify and evaluate qualified candidates. The Nominating and Corporate Governance Committee approved the nomination of S. Colin Neill for election to the Board of Directors following a review of his qualifications and the recommendation of our Chief Executive Officer.

The Committee has adopted a policy for stockholders to submit recommendations for director candidates. A stockholder desiring to make a recommendation may do so in writing by letter to the Nominating and Corporate Governance Committee stating the reasons for the recommendation and how the candidate may meet the Committee’s director selection criteria. The letter may be confidential and should be addressed to the Chairman of the Nominating and Corporate Governance Committee, c/o Vice President, Investor Relations, Pro-Pharmaceuticals, Inc., 7 Wells Avenue, Newton, Massachusetts 02459. The Committee will evaluate stockholder-recommended candidates in the same manner as candidates recommended by other persons. Further information about stockholder nominations will be provided on our website as it becomes available.

Stockholder Communications with the Board of Directors

Stockholders may send communications to the Board, the Chairman, or one or more non-management directors by using the contact information provided on our website. Stockholders also may send communications by letter addressed to the Vice President, Investor Relations, Pro-Pharmaceuticals, Inc., 7 Wells Avenue, Newton, Massachusetts 02459, or by calling (617) 559-0033. All communications will be received and reviewed by our Vice President, Investor Relations. Stockholder concerns about our accounting, internal controls, auditing matters or business practices will be reported to the Audit Committee. All other concerns will be reported to the appropriate committee(s) of the Board.

Attendance of Board Members at the Annual Meeting

We encourage, but do not require, our Board members to attend the annual meeting of stockholders. Seven members of the Board attended our 2006 annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of the Executive Compensation Program

The objectives of our executive compensation program are to provide a comprehensive compensation program to appropriately reward and incentivize our executives for achieving objectives which create value for the company and its stockholders. To accomplish this objective we currently employ base salary, annual bonus, stock options and certain perquisites. In addition, our CEO, in accordance with the terms of his contract, will receive cash payments and stock option grants upon the attainment of certain objectives as more fully described below in the description of his employment contract.

Because we are a non-revenue company at this time, our philosophy is to target base pay at the middle of the competitive range, to provide an attractive annual cash bonus opportunity upon the achievement of short term objectives consistent with the long term value creation goals of the company as determined by the Compensation Committee and the Board of Directors, and to provide annual stock option grants.

We periodically obtain compensation surveys and review the executive compensation packages of public companies we consider to be competitors. We use this information to ensure that our compensation program is consistent with our objectives.

Components of Compensation

Executive compensation consists of the following components:

Base Salary. Base salaries for our executives are established based upon the scope of job responsibilities and individual capability, taking into account competitive market compensation for similar positions. We believe that maintaining base salary amounts near the competitive median when combined with attractive annual cash bonus and stock option opportunities minimizes competitive disadvantage and provides an appropriate retention vehicle. Our compensation committee reviews the salaries of our executives annually and grants increases in salaries based on individual performance during the prior calendar year and cost of living adjustments, as appropriate. In 2006, Eliezer Zomer, Executive Vice President of Manufacturing and Product Development, received an increase in base salary from $180,000 in 2005 to $220,000 due to his level of contribution in the areas of clinical trial management, manufacturing process development and product development. The remainder of the executive management group received no increase in base pay in 2006. Due to the company’s cash position, we do not intend to increase base salaries for 2007 from their 2006 levels for executives.

Annual Cash Bonus. In addition to base salaries, we offer an annual cash bonus opportunity based upon the attainment of certain goals as specified by the compensation committee at the beginning of the fiscal year. The purpose of this opportunity is to provide incentives to executives to achieve objectives considered to be crucial to the short and long term success of the company and creation of value. The Compensation Committee, with the assistance of management, develops a set of corporate goals. As appropriate, specific goals are established for senior executives consistent with achieving the corporate goals. While the Compensation Committee has the discretion to reward achievement of individual goals, because we are a small company with many interdependencies annual bonus payments are typically made based upon the achievement of corporate goals.

•

Our cash bonus payout for 100% achievement of goals is approximately 20% of base pay for all executives except our CEO whose 100% bonus payout is $100,000 or 38% of base pay. During 2006, there was no annual cash bonus payment as the executive team did not achieve the corporate goals. For

2007, 100% achievement of the corporate goals would result in payment of approximately 20% of base pay for all executives and $100,000 for our CEO. Actual bonuses are paid at the beginning of the next fiscal year and may be above or below target bonus levels at the discretion of the Compensation Committee as reviewed by the Board of Directors. Goals typically include obtaining financing, specific progress in our clinical trials, developing partnering opportunities with pharmaceutical companies, developing drug candidates and achieving spending budgets.

Stock Option Grants. We believe that equity ownership in our company is important to provide our executive officers with long-term incentives to build value for our stockholders. We also view this as an important retention vehicle for our executive officers. Stock options are granted under the 2001 Stock Incentive Plan which permits awards of incentive and nonqualified stock options to all employees and non-employees such as directors and consultants. Stock options are typically granted upon commencement of employment and then annually usually in the first quarter of the fiscal year. The options for our executives are approved by the Compensation Committee and reviewed with the Board of Directors. The exercise price of the options is set at the closing price of our stock on the date of grant. Options typically vest over a three year period, based on continued employment, beginning one year after the date of grant. While earlier options had 10 year lives, current option grants expire in 5 years. We believe this provides the optimal blend of retention and performance urgency. Under the 2001 Stock Incentive Plan there are 5,000,000 options available for grant. During 2006, 399,000 stock options were granted to all employees and non-employees and at December 31, 2006, there were 2,484,000 shares available for future grant.

Other Compensation. All of our employees are eligible to participate in our employee benefits plans which include medical, dental, 401(k) and health club plans. In addition we provide our CEO with an automobile for business use.

While the executive management team may make recommendations with regard to each of the elements of compensation, the Compensation Committee makes the final determination with regard to all elements of pay and reviews these with the Board of Directors.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee, have reviewed and discussed the Compensation and Discussion and Analysis appearing above with management. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Mildred S. Christian, Ph.D.

Henry J. Esber, Ph.D.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following information summarizes the compensation paid to our Named Executive Officers for the fiscal year ended December 31, 2006.

SUMMARY COMPENSATION TABLE FOR 2006

Name	Year	Salary ($)	Annual Cash Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
David Platt, Ph.D., President and Chief Executive Officer	2006	260,000	—	45,832	50,917	(2)	356,749
Carl Lueders, Chief Financial Officer	2006	200,000	—	102,554	28,372	(3)	330,926
Eliezer Zomer, Ph.D., Executive Vice President of Manufacturing and Product Development	2006	220,000	—	59,484	29,194	(4)	308,678
Anatole Klyosov, Ph.D., Chief Scientist	2006	220,000	—	30,555	24,428	(5)	274,983
Maureen Foley, Chief Operating Officer	2006	185,000	—	59,484	22,372	(6)	266,856

(1)	Reference is made to Note 8 “Stock Based Compensation” in our Form 10-K for the year ended December 31, 2006 filed with the SEC on April 2, 2007, which identifies assumptions made in the valuation of option awards in accordance with SFAS No. 123(R). The amounts listed in this column represent the amount of stock based compensation recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS No. 123(R) and thus may include amounts from awards granted in or prior to 2006 in our operating expenses for the named executive officers for the year ended December 31, 2006.
(2)	Includes $21,785 for health insurance, $15,956 for automobile expenses, $8,800 for company 401(k) contributions and $4,376 for health club expenses.
(3)	Includes $19,572 for health insurance expenses, and $8,800 for company 401(k) contributions.
(4)	Includes $19,572 for health insurance expenses, and $8,800 for company 401(k) contributions and $822 for health club expenses.
(5)	Includes $20,761 for health insurance expenses, and $3,667 for company 401(k) contributions.
(6)	Includes $13,572 for health insurance expenses, and $8,800 for company 401(k) contributions.

Grants of Plan-Based Awards. The following table sets forth certain information with respect to options granted to the named executive officers in fiscal year 2006.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($) Per Share(1)	Grant Date Fair Value of Stock and Option Awards(2)
David Platt, Ph.D.	03/09/2006	75,000	$3.75	$164,996
Carl Lueders	03/09/2006	50,000	$3.75	$109,998
Eliezer Zomer, Ph.D.	03/09/2006	50,000	$3.75	$109,998
Anatole Klyosov, Ph.D.	03/09/2006	50,000	$3.75	$109,998
Maureen Foley	03/09/2006	50,000	$3.75	$109,998

(1)	The options were granted under our 2001 Stock Incentive Plan and expire five years from the date of grant. The options vest in three equal annual installments beginning on the first anniversary of the date of grant. The exercise price was the closing price of our common stock on the date of grant.
(2)	The amounts in this column were computed in accordance with SFAS No. 123(R). Reference is made to Note 8 “Stock Based Compensation” in our Form 10-K for the year ended December 31, 2006 filed with the SEC on April 2, 2007, which identifies the assumptions made in the calculation of these amounts.

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR END

The following information summarizes outstanding equity awards held by the named executive officers as of December 31, 2006.

		Stock Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying (#) Unexercised Options Unexercisable	Option Exercise Price Per Share ($)	Option Expiration Date
David Platt, Ph.D.	03/09/2006	—	75,000	3.75	03/09/2011

Carl Lueders	02/09/2005 03/09/2006	50,000 —	100,000 50,000	2.82 3.75	02/09/2015 03/09/2011

Eliezer Zomer, Ph.D.	12/04/2002 09/18/2003 12/21/2004 03/09/2006	120,000 425,000 50,000 —	— — 25,000 50,000	3.50 4.05 1.90 3.75	11/14/2012 09/02/2013 12/21/2014 03/09/2011

Anatole Klyosov, Ph.D.	03/09/2006	—	50,000	3.75	03/09/2011

Maureen Foley	12/04/2002 12/04/2002 09/18/2003 12/21/2004 03/09/2006	20,000 100,000 650,000 50,000 —	— — — 25,000 50,000	3.50 3.50 4.05 1.90 3.75	12/14/2011 11/14/2012 09/02/2013 12/21/2014 03/09/2011

The options for our executives are approved by the Compensation Committee and reviewed with the Board of Directors. The exercise price of the options is set at the closing price of our stock on the date of grant. Options typically vest over a three year period, based on continued employment, beginning one year after the date of grant. Prior to 2006 Stock option grants typically had 10 year lives. Options granted in 2006 expire in 5 years.

We have no other plan based equity or non-equity incentive awards.

Stock Option Exercises During 2006

There were no stock options exercised by named executive officers during 2006.

Employment Contracts and Potential Payment Upon Termination of Employment and Change-in-Control

David Platt, Ph.D.

We have an employment contract with Mr. Platt that was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003 on March 30, 2004. The agreement, which became effective on January 2, 2004, provides that Dr. Platt shall serve as President and Chief Executive Officer at an initial base salary of $220,000 per year (effective in 2004 and increased to $260,000 for 2005), subject to annual review, and shall receive our standard employee life, disability and health insurance benefits. Dr. Platt is also entitled to receive bonus compensation as follows:

(i)	upon consummation of a transaction with a pharmaceutical company expected to result in at least $10,000,000 of equity investment or $50,000,000 of royalty revenue or other substantial benefit as our Board may determine, a cash bonus of $200,000 and fully vested 10-year stock options exercisable at not less than the market value to purchase at least 200,000 of our shares of common stock;

(ii)	upon approval by the Food and Drug Administration of each new investigational new drug application filed by us for commencement of human trials, a cash bonus of $100,000 and 100,000 of such stock options;

(iii)	upon approval by the FDA of each new drug application filed by us for any drug or drug delivery candidate, a cash bonus of $400,000 and 400,000 of such stock options; and

(iv)	a cash bonus upon achievement of goals specified by our Board as determined in the first quarter of each fiscal year, with 50% based on performance relative to his work as an executive manager and/or scientist and 50% based on reference to objective criteria such as the market price of our stock or meeting budgets approved by the Board.

If Mr. Platt’s employment terminates other than “for cause” or within twelve months after a change of control of Pro-Pharmaceuticals, he is entitled to, among other things, severance payments for two years based on his salary as of termination, a cash payment ranging from $1,000,000 and $2,000,000 calculated by reference to prior bonus payments, continuation of or comparable health plan benefits for him and his family for two years, and immediate vesting of any unvested stock options.

The agreement requires Mr. Platt to assign inventions and other intellectual property to Pro-Pharmaceuticals which he conceives or reduces during employment and for such period as the company pays severance, contains protective provisions concerning confidential information, non-competition and non-solicitation of employees, and provides for indemnification of Mr. Platt.

Carl Lueders

We have an employment contract with Mr. Lueders, which became effective on February 9, 2005. The agreement provides that he shall serve as Chief Financial Officer at an initial base salary of $200,000 per year, subject to annual review, and shall receive our standard health insurance benefits. In the event the employment of Mr. Lueders is terminated “without cause” he shall be paid a severance equal to two months’ base salary plus one month for each year of employment (not to exceed six months) and continuation of benefits for two months. The employment agreement contains a customary provision for assignment of intellectual property, as well as protective provisions concerning confidential information, non-competition and non-solicitation of employees.

Anatole Klyosov, Ph.D.

We have an employment contract with Dr. Klyosov, which became effective on January 1, 2006. The agreement provides that he shall serve as Chief Scientist at an initial base salary of $220,000 per year, subject to annual review, and shall receive our standard health insurance benefits. In the event the employment of Dr. Klyosov is terminated “without cause” he shall be paid a severance equal to two months’ base salary plus one month for each year of employment (not to exceed six months) and continuation of benefits for two months. The employment agreement contains a customary provision for assignment of intellectual property, as well as protective provisions concerning confidential information, non-competition and non-solicitation of employees.

There are no other severance or change in control arrangements with any of our other executive officers.

Compensation of Directors

We compensate each of our non-employee directors with a grant of 500 non-qualified stock options for each meeting of our Board, and each meeting of a standing committee of the Board that such director attended during a year of service under our 2003 Non-employee Directors Stock Incentive Plan.

DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mildred S. Christian, Ph.D.	—	—	$8,266	—	—	—	$8,266
Dale H. Conaway, D.V.M.	$3,000	—	$7,515	—	—	—	$10,515
Henry J. Esber, Ph.D.	—	—	$1,473	—	—	—	$1,473
Burton Firtel(4)	$9,300		$5,063				$14,363
James T. Gourzis, M.D., Ph.D.	—	—	$—	—	—	—	$—
Steven Prelack	$78,000	—	$4,541	—	—	—	$82,541
Jerald K. Rome	—	—	$8,883	—	—	—	$8,883
David Smith(5)			$3,524				$3,524

(1)	David Platt is not included in this table as he is an employee of our company and thus receives no compensation for his services as director. The compensation received by Dr. Platt as an employee of our company is shown in the Summary Compensation Table above.
(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123(R) for awards granted in 2006 and 2007. Reference is made to Note 8 “Stock Based Compensation” in our Form 10-K for the period ended December 31, 2006 filed with the SEC on April 2, 2007, which identifies the assumptions made in the calculation of these amounts. Amounts are expensed as options are earned for board service and trued up once the grant date fair value is known. The grant date fair value of the options which are included in 2006 expense was as follows for each of the directors: Mildred S. Christian: $ 5,303 for 2006 and $14,275 for 2005; Dale H. Conaway: $5,008 for 2006 and $12,079 for 2005; Henry J. Esber: $1,473 for 2006 and none in 2005; Burton Firtel: $3,240 for 2006 and $8,785 for 2005; Steven Prelack: $2,946 for 2006 and 7,687 for 2005; Jerald K. Rome: $5,008 for 2006 and $18,668 for 2005; David Smith $1,473 for 2006 and $9,883 for 2005. As of December 31, 2006, each director had the following number of options outstanding: Mildred S. Christian: 75,854; Dale H. Conaway: 26,500; Henry J. Esber: 10,000; James T. Gourzis: none; Steven Prelack: 21,000; and Jerald K. Rome: 16,000.
(3)	We paid $60,000 to Mr. Prelack for his service as chair of the Audit Committee at the rate of $5,000 per month. We paid Dr. Conaway, Mr. Firtel and Mr. Prelack $3,000, $9,300 and $18,000, respectively, in 2006 for serving on a special committee of the Board of Directors to provide oversight of our litigation matters.
(4)	Resigned January 2007.
(5)	Resigned September 2006.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2006 were Mildred Christian, Henry Esber and David Smith. None of these persons were an officer or employee of Pro-Pharmaceuticals during the fiscal year, formerly an officer of Pro-Pharmaceuticals, or had any relationship otherwise requiring disclosure hereunder.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors has, subject to the ratification of the stockholders, appointed Deloitte & Touche LLP, as the registered independent public accounting firm for Pro-Pharmaceuticals for the fiscal year ending December 31, 2007. Deloitte & Touche has served as in this capacity since February 2002. We do not expect a representative of Deloitte & Touche to be present at the Annual Meeting.

The Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the registered independent public accounting firm for Pro-Pharmaceuticals for the fiscal year ending December 31, 2007.

Following is information concerning the fees paid to Deloitte & Touche during our 2006 and 2005 fiscal years.

	Fiscal Year 2006	Fiscal Year 2005
Audit Fees(1)	$350,068	$225,615
Audit-Related Fees(2)	26,500	66,550
Tax Fees(3)	15,740	12,725

Subtotal	392,308	304,890
All Other Fees(4)	—	—

Total Fees	$392,308	$304,890

(1)	Audit Fees. These are fees for professional services for the audit of our annual financial statements included in our Annual Report on Form 10-K and review of financial statements included in our quarterly Form 10-Q filings, and services that are normally in connection with statutory and regulatory filings or engagements for such fiscal year.
(2)	Audit-Related Fees. These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including financial disclosures made in our equity finance documentation and registration statements filed with the SEC that incorporate financial statements and the auditors’ report thereon, and consultation with our Audit Committee on financial accounting/reporting standards.
(3)	Tax Fees. These are fees for professional services with respect to tax compliance, in particular, preparation of our corporate tax returns.
(4)	All Other Fees. These are fees for all other products and services provided or performed which do not fall within one or more of the above categories.

The Audit Committee has considered whether the provision of non-core audit services to Pro-Pharmaceuticals by Pro-Pharmaceuticals’ principal auditor is compatible with maintaining independence.

Pre-Approval Policy and Procedures

The Audit Committee has adopted a policy and procedures which set forth the manner in which the Committee will review and approve all services to be provided by the independent auditor before the auditor is retained to provide such services. The policy requires Audit Committee pre-approval of the terms and fees of the annual audit services engagement, as well as any changes in terms and fees resulting from changes in audit scope or other items. The Audit Committee also pre-approves, on an annual basis, other audit services, and audit-related and tax services set forth in the policy, subject to estimated fee levels, on a project basis and aggregate annual basis, which have been pre-approved by the Committee.

All other services performed by the auditor that are not prohibited non-audit services under SEC or other regulatory authority rules must be separately pre-approved by the Audit Committee. Amounts in excess of pre-approved limits for audit services, audit-related services and tax services require separate pre-approval of the Audit Committee.

The Chief Financial Officer reports quarterly to the Audit Committee on the status of pre-approved services, including projected fees. All of the services reflected in the above table were approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for providing independent, objective oversight of Pro-Pharmaceuticals’ accounting functions and internal control over financial reporting. The Audit Committee has reviewed and discussed audited financial statements for Pro-Pharmaceuticals with management. The Audit Committee also has discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication With Audit Committees, which includes, among other items, matters related to the conduct of the annual audit of our company’s financial statements. The Audit Committee has also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, concerning their independence, as required under applicable independence standards for auditors of public companies, and has discussed with Deloitte & Touche LLP its independence from Pro-Pharmaceuticals.

Based upon the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements of Pro-Pharmaceuticals for the 2006 fiscal year be included in Annual Report filed on Form 10-K for the year ended December 31, 2006.

AUDIT COMMITTEE

Steven Prelack, chair

Dale Conaway, D.V.M.

Jerald K. Rome

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL RELATING TO CHANGE IN THE PRESENT ARTICLES OF INCORPORATION TO ALLOW SHAREHOLDERS TO NOMINATE DIRECTORS, DIRECTLY THAT ARE QUALIFIED.

Pro-Pharmaceuticals has received a stockholder proposal requesting that we include the following proposal in our proxy statement for the 2007 annual meeting of stockholders, and, if properly presented, this proposal will be voted on at the annual meeting. We will provide the address of the proponent and number of shares beneficially owned by the proponent upon oral or written request of any stockholder. The stockholder proposal is quoted verbatim in italics below.

Management of Pro-Pharmaceutical does not support the adoption of the resolution proposed below and asks stockholders to consider management’s statement in opposition, which follows the stockholder proposal.

STOCKHOLDER PROPOSAL

“To change the present articles of incorporation to allow shareholders to nominate directors directly that are qualified.”

MANAGEMENT STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

For the reasons set forth below, the Board of Directors unanimously opposes Proposal No. 3 and recommends a vote “AGAINST” the stockholder proposal, which may be presented at the annual meeting, to “change the present articles of incorporation to allow shareholders to nominate directors directly that are qualified.”

The Board of Directors opposes this proposal for the following reasons:

•

Our Board of Directors has adopted a policy by which stockholders may submit board nominees to our Nominating and Corporate Governance Committee for consideration. We believe that this committee is in the best position to assure that our Board has members with the appropriate mix of skills and experience to assist management, and to conduct background checks and other suitability review of nominees. The procedure for stockholders to present board nominees is discussed on page 17 of this proxy statement.

•

Stockholders who do not wish to submit nominees to the nominating committee may at any time promote one or more directors by complying with the proxy solicitation rules of the SEC. Such a solicitation may be conducted by stockholders without notice to or involvement of our Board of Directors.

Under the Nevada corporations statute, an amendment to articles of incorporation must be adopted by a Board of Directors following which it is submitted to the stockholders for a vote. This law, which governs our company, does not permit stockholders to amend the articles without a prior resolution of a Board of Directors.

The Board of Directors recommends a vote “AGAINST” this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, conduct an appropriate review of, and be responsible for the oversight of, all related party transactions on an ongoing basis. There were no related party transactions in the fiscal year ended December 31, 2006.

OTHER BUSINESS

Management knows of no other matters that may be properly presented at the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes of ownership of such securities with the Securities and Exchange Commission. Based on a review of our records, we believe that Form 3’s were filed late in connection with the appointment of Henry Esber in 2006 and James Gourzis in 2007 as directors.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Under SEC rules, if a stockholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2008 annual meeting of stockholders, the proposal must be received by us, attention: Vice President, Investor Relations, at our principal executive offices by December 21, 2007. Also in accordance with SEC guidelines, if a stockholder notifies us of that stockholder’s intent to present a proposal at our 2008 annual meeting of stockholders after March 5, 2008, we may, acting through the persons named as proxies in the proxy materials for that meeting, exercise discretionary voting authority with respect to the proposal without including information about the proposal in our proxy materials. However, in either case, if the date of the 2008 annual meeting is changed by more than 30 days from the date of the 2007 meeting, then the deadline would be a reasonable time before we begin to print and mail our proxy materials.

DELIVERY OF VOTING MATERIALS

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one Pro-Pharmaceuticals stock account, we are taking advantage of “householding” rules that permit us to deliver only one set of the Proxy Statement and our Annual Report on Form 10-K for the 2006 fiscal year to stockholders who share an address unless otherwise requested. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. If you wish to revoke a consent previously provided to your broker, you must contact the broker to do so. In any event, if you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by either: (i) telephoning us at (617) 559-0033; (ii) sending a letter to us at 7 Wells Avenue, Newton, Massachusetts 02459, Attention: Vice President, Investor Relations; or (iii) sending an e-mail to us at squeglia@pro-pharmaceuticals.com. If you hold your shares through a broker, you can request a single copy of materials for future meetings by contacting the broker.

By Order of the Board of Directors

/s/ DAVID PLATT
April 23, 2007	David Platt, Ph.D.
Newton, Massachusetts	President and Chief Executive Officer

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PRO-PHARMACEUTICALS, INC.

The undersigned appoints David Platt, Ph.D. and Maureen Foley, and each of them, as proxies, each with the power of substitution, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Pro-Pharmaceuticals, Inc. held of record by the undersigned at the close of business on April 12, 2007 at the 2007 Annual Meeting of Stockholders of Pro-Pharmaceuticals, Inc. to be held on May 24, 2007 or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

PRO-PHARMACEUTICALS, INC.

To Vote Your Proxy

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED FOR PROPOSAL 1 & 2, EACH WILL BE VOTED “FOR” THE PROPOSAL. IF NO DIRECTION IS INDICATED FOR PROPOSAL 3, IT WILL BE VOTED “AGAINST” THE PROPOSAL.

Please mark your votes like this	☒

1. ELECTION OF DIRECTORS The Board of Directors recommends a vote “FOR” the listed nominees. To withhold authority to vote for any individual nominee, strike a line through that nominee’s name below:	VOTE FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY ☐

2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR PRO-PHARMACEUTICALS FOR 2007. The Board of Directors recommends a vote “FOR” this proposal.

				FOR ☐	AGAINST ☐	ABSTAIN ☐
Mildred S. Christian, Ph.D. Dale H. Conaway, D.V.M. Henry J. Esber, Ph.D. James T. Gourzis, M.D., Ph.D. S. Colin Neill David Platt, Ph.D. Steven Prelack Jerald K. Rome			3. TO CHANGE THE PRESENT ARTICLES OF INCORPORATION TO ALLOW SHAREHOLDERS TO NOMINATE DIRECTORS, DIRECTLY THAT ARE QUALIFIED. The Board of Directors recommends a vote “AGAINST” this proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature:                                                                                            Signature (if joint):                                                                                                                                 Date:                                                  , 2007

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, personal representative, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.